Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SECURE COMPUTING CORPORATION

Secure Computing Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

FIRST: That the fourth paragraph of shares of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 102,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, par value $0.01 per share, and 100,000,000 shares of Common Stock, par value $0.01 per share.”

SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the GCL: (a) Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders a majority of the outstanding stock entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the CEO and Chairman of the Corporation this 12th day of May, 2004.

SECURE COMPUTING CORPORATION

By:	/s/ JOHN MCNULTY
John McNulty, CEO and Chairman